Exhibit 99.1

Kaleido Biosciences Reports Second Quarter 2019 Financial Results
and Provides Corporate Update
LEXINGTON, Mass., August 1, 2019 - Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a chemistry-driven approach to leveraging the potential of the microbiome organ to treat disease and improve human health, today announced financial results for the second quarter ended June 30, 2019, and provided a corporate update.
“In the second quarter we made important progress with our pipeline and now have five clinical studies underway with our Microbiome Metabolic Therapy (MMT™) candidates,” said Alison Lawton, President and Chief Executive Officer of Kaleido. “We initiated Kaleido’s first Phase 2 clinical trial with the advancement of KB195 for urea cycle disorders (UCD) under an IND. For our KB174 program, we completed enrollment in a dosing study in healthy subjects and continued to progress our clinical study in patients with cirrhosis. We also advanced a third MMT, KB109, into a clinical study in patients colonized with multi-drug resistant pathogens. We look forward to a number of key milestones expected during the second half of the year, including data from three clinical studies in two different patient populations.”

Recent Highlights

•	Received approval from regulatory authorities in the United Kingdom and Belgium for the Company’s clinical trial application (CTA) for its Phase 2 clinical trial of KB195 in UCD

•	Initiated the Phase 2 clinical trial evaluating KB195 in patients with UCD

•	Initiated a non-IND clinical study of KB109 in patients colonized with multi-drug resistant pathogens

•	Expanded Kaleido’s Scientific Advisory Board to include six leading experts in microbiology, chemistry and microbiome research across a variety of therapeutic areas:

–	Laurie H. Glimcher, M.D., President and CEO, Dana-Farber Cancer Institute, Director, Dana-Farber/Harvard Cancer Center, and Richard and Susan Smith Professor of Medicine, Harvard Medical School;

–	Robert Jenq, M.D., Assistant Professor in the Department of Genomic Medicine, Division of Cancer Medicine at The University of Texas MD Anderson Cancer Center;

–	C. Ronald Kahn, M.D., Head of the Section on Integrative Physiology and Metabolism, Past President & CEO, Joslin Diabetes Center, and Mary K. Iacocca Professor of Medicine, Harvard Medical School;

–	Laura L. Kiessling, Ph.D., Novartis Professor of Chemistry, Massachusetts Institute of Technology;

–	Max Nieuwdorp, M.D., Professor of Internal Medicine and endocrinologist, University of Amsterdam’s Faculty of Medicine (AMC-UvA); and

–
Peter J. Turnbaugh, Ph.D., Associate Professor, Department of Microbiology and Immunology, G.W. Hooper Research Foundation, and Investigator, Chan Zuckerberg Biohub, University of California, San Francisco.

•	Appointed Jerald Korn as General Counsel and Corporate Secretary

•	Members of Kaleido’s leadership team were featured speakers at the 4th Microbiome Movement - Drug Development Summit held June 26-28, 2019 in Boston

Anticipated Key Milestones

•
Safety and tolerability data from a non-IND clinical study of KB195 in patients with UCD accepted for presentation at the annual Society for the Study of Inborn Errors of Metabolism Symposium, Sept 3-6, 2019

•	Data from a non-IND clinical study of KB174 in healthy subjects to explore dosing expected in Q4 2019

•	Data from a non-IND clinical study of KB174 in patients with well-compensated cirrhosis expected in Q4 2019
Second Quarter 2019 Financial Results
For the second quarter ended June 30, 2019, Kaleido reported a net loss of approximately $24.6 million, or $0.83 per share, basic and diluted, compared to a net loss for the quarter ended June 30, 2018 of $12.3 million, or $2.57 per share, basic and diluted.
Total operating expenses for the quarter ended June 30, 2019 were $25.0 million compared to $12.4 million for the quarter ended June 30, 2018.
Research and development expenses for the quarter ended June 30, 2019 were $18.8 million, compared to $9.1 million for the quarter ended June 30, 2018. The increase in expense for the quarter was driven by an increase in external manufacturing and research costs to support the production of study material used in preclinical studies, human clinical studies, and clinical trials as well as clinical research organizations costs associated with MMT candidates for 2019.
General and administrative expenses were $6.2 million for the quarter ended June 30, 2019, compared to $3.2 million for the quarter ended June 30, 2018. The increase in general and administrative expenses compared to the same quarter last year was driven by increased professional services and employee-related costs as the Company continues to expand its infrastructure to support its growth.
Total operating expenses for the quarter ended June 30, 2019 include non-cash stock-based compensation expense of $2.4 million compared to $0.5 million of non-cash stock-based compensation expense for the quarter ended June 30, 2018.
Cash and cash equivalents were $100.0 million as of June 30, 2019.

About Microbiome Metabolic Therapies (MMT™)
Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome organ’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted glycans that are orally administered, have limited systemic exposure, and are selectively-metabolized by enzymes in the microbiome.  Kaleido utilizes its human-centric discovery and development platform to study MMTs in microbiome samples from healthy subjects and patients in an ex vivo setting, followed by advancing MMT candidates rapidly into non-Investigational New Drug (non-IND) clinical studies in healthy subjects and patients. These non-IND human clinical studies are conducted under regulations supporting research with food, measuring safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an IND or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences
Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to leveraging the potential of the microbiome organ to treat disease and improve human health. The Company has built a human-centric proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the organ’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of our clinical studies and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval form the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Quarterly Report on Form 10-Q, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Kaleido Biosciences, Inc.
Condensed Consolidated Statement of Operations (unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating expenses:
Research and development	$18,775	$9,140	$33,957	$16,686
General and administrative	6,181	3,210	11,614	5,880
Total operating expenses	24,956	12,350	45,571	22,566
Loss from Operations	(24,956)	(12,350)	(45,571)	(22,566)
Other (expense) income	317	2	713	(542)
Net loss	$(24,639)	$(12,348)	$(44,858)	$(23,108)
Net loss per share attributable to common shareholders—basic and diluted	$(0.83)	$(2.57)	$(2.10)	$(4.81)
Weighted-average common shares outstanding used in net loss per share attributable to common shareholders—basic and diluted	29,667,221	4,811,902	21,361,749	4,804,541

Kaleido Biosciences, Inc.
Condensed Consolidated Balance Sheet Data (unaudited)
(in thousands)

	June 30,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$99,958	$76,086
Other assets	10,039	9,239
Total assets	$109,997	$85,325
Liabilities and stockholders' (deficit) equity
Liabilities	$25,371	$28,343
Preferred stock	-	153,226
Stockholders' (deficit) equity	84,626	(96,244)
Total liabilities and stockholders' equity	$109,997	$85,325

Contact
Amy Reilly
617-890-5721
amy.reilly@kaleido.com